Exhibit 99.1

July 29, 2019	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

TULSA, Okla. - July 29, 2019 - ONE Gas, Inc. (NYSE: OGS) today announced its second-quarter 2019 financial results and updated its 2019 financial guidance.

Highlights include:

•	Second-quarter 2019 net income was $24.5 million, or $0.46 per diluted share, compared with $20.4 million, or $0.39 per diluted share, in the second quarter 2018;

•	Year-to-date 2019 net income was $118.1 million, or $2.22 per diluted share, compared with $111.3 million, or $2.10 per diluted share, in the same period last year;

•	Updated 2019 net income guidance to the range of $180 million to $190 million, compared with the previous guidance range of $174 million to $190 million;

•	Actual heating degree days across the company's service areas were 581 in the second quarter 2019, 9% warmer than normal and 32% warmer than the same period last year; and

•
A quarterly dividend of $0.50 per share, or $2.00 per share on an annualized basis, was declared on July 22, 2019, payable Sept. 3, 2019, to shareholders of record at the close of business on Aug. 12, 2019.

"In the second quarter, we continued to see the positive impact of new rates on our net margin as a result of capital expenditures on system integrity and expansion, somewhat offset by overall warmer weather,” said Pierce H. Norton II, president and chief executive officer. "In addition, operating costs were slightly lower than the same period last year, as we maintain our focus on managing expenses while safely and reliably serving our customers."

SECOND-QUARTER 2019 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $46.9 million in the second quarter 2019, compared with $41.0 million in the second quarter 2018.

Net margin, which is comprised of total revenues less cost of natural gas, increased by $9.6 million compared with second quarter 2018, which primarily reflects:

•	A $10.4 million increase from new rates; and

•	A $1.5 million increase attributed to net residential customer growth in Oklahoma and Texas; offset by

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ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

July 29, 2019

•	A $2.0 million decrease due to lower sales volumes, net of weather normalization, primarily in Kansas.

Second-quarter 2019 operating costs were $116.1 million, compared with $117.6 million in the second quarter 2018, due primarily to a $2.7 million decrease in employee-related expenses.

Depreciation and amortization expense for the second-quarter 2019 was $45.0 million, compared with $39.8 million in the second quarter 2018, due primarily to an increase in depreciation expense from capital investments placed in service, higher depreciation rates in Kansas and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

For the second-quarter 2019, other expense, net, decreased $1.3 million compared with the same period last year, due primarily to earnings on investments associated with nonqualified employee benefit plans, which offset the increase in costs for the plans included in operating costs.

Second-quarter 2019 interest expense increased $3.4 million compared with the same period last year, resulting primarily from the refinancing of the company's $300 million Senior Notes, at a 2.07% interest rate, with $400 million Senior Notes, at a 4.50% interest rate, due November 2048.

Income tax expense for the second-quarter 2019 includes amortization of excess accumulated deferred income taxes (ADIT) of $2.1 million, which is offset in revenues.

Capital expenditures and asset removal costs increased $6.6 million for the second-quarter 2019 compared with the same period last year, due primarily to increased system integrity activities and extending service to new areas.

Key Statistics: More detailed information is listed on page 12 in the tables.

•	Actual heating degree days across the company’s service areas were 581 in the second quarter 2019, 9% warmer than normal and 32% warmer than the same period last year;

•	Actual heating degree days in the Oklahoma service area were 188 in the second quarter 2019, 2% warmer than normal and 44% warmer than the same period last year;

•	Actual heating degree days in the Kansas service area were 342 in the second quarter 2019, 14% warmer than normal and 30% warmer than the same period last year;

•	Actual heating degree days in the Texas service area were 51 in the second quarter 2019, 2% warmer than normal and 46% colder than the same period last year;

•	Residential natural gas sales volumes were 13.4 billion cubic feet (Bcf) in the second quarter 2019, down 14% compared with the same period last year;

•	Total natural gas sales volumes were 18.9 Bcf in the second quarter 2019, down 13% compared with the same period last year;

•	Natural gas transportation volumes were 51.4 Bcf in the second quarter 2019, down 1% compared with the same period last year; and

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ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

July 29, 2019

•	Total natural gas volumes delivered were 70.3 Bcf in the second quarter 2019, down 4% compared with the same period last year.

YEAR-TO-DATE 2019 FINANCIAL PERFORMANCE

Operating income for the six-month 2019 period was $174.5 million, compared with $171.3 million for the same period last year.

Net margin increased by $17.5 million compared with the same period last year, which primarily reflects:

•	A $14.3 million increase from new rates in Kansas and Texas;

•	A $2.9 million increase attributed to net residential customer growth in Oklahoma and Texas; and

•	A $1.3 million increase due to higher sales volumes, net of weather normalization, in Texas; offset by

•	A $0.9 million decrease due to a compressed natural gas federal excise tax credit that was enacted in February 2018 and retroactive to 2017.

Operating costs for the six-month 2019 period were $240.6 million, compared with $236.4 million for the same period last year, which primarily reflects:

•	A $1.9 million increase in legal-related expenses; and

•	A $1.6 million increase in employee-related expenses.

Depreciation and amortization expense for the six-month 2019 period was $88.8 million, compared with $78.7 million for the same period last year, due primarily to an increase in depreciation expense from capital investments placed in service, higher depreciation rates in Kansas and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

For the six-month 2019 period, other expense, net, decreased $3.9 million compared with the same period last year, due primarily to earnings on investments associated with nonqualified employee benefit plans, which offset the increase in costs for the plans included in operating costs.

Interest expense increased $6.8 million for the six-month 2019 period compared with the same period last year, resulting primarily from the refinancing of the company's $300 million Senior Notes, at a 2.07% interest rate, with $400 million Senior Notes, at a 4.50% interest rate, due November 2048.

Income tax expense for the six-month 2019 period includes amortization of excess ADIT of $8.9 million, which is offset in revenues.

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ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

July 29, 2019

Capital expenditures and asset removal costs increased $7.0 million for the six-month 2019 period compared with the same period last year, due primarily to increased system integrity activities and extending service to new areas.

The company ended the second quarter 2019 with $11.1 million of cash and cash equivalents, $293.0 million of commercial paper outstanding and $698.8 million of remaining credit available under its $700 million credit facility. The long-term debt-to-capitalization ratio at June 30, 2019, was 38%, and the ratio of total debt-to-capitalization was 43%.

> View earnings tables

REGULATORY UPDATE

Oklahoma

In March 2019, Oklahoma Natural Gas filed its third annual Performance-Based Rate Change (PBRC) application following the general rate case that was approved in January 2016. This filing was made in compliance with the January 2019 Oklahoma Corporation Commission (OCC) order settling tax issues resulting from the Tax Cuts and Jobs Act of 2017. This order requires that all earnings, including amounts attributable to tax savings, occurring in the 2018 calendar year that are above the authorized return on equity of 9.5% be returned to customers, with interest at the cost of capital rate. A settlement was reached, and a joint stipulation has been filed. This stipulation includes a PBRC credit of $15.6 million to be spread over a 12-month period and a credit of $12.7 million associated with excess ADIT. In June 2019, the Administrative Law Judge recommended that the OCC approve the joint stipulation. An order from the OCC is expected in the third quarter 2019.

As required, PBRC filings are made annually on or before March 15, until the next general rate case, which is required to be filed on or before June 30, 2021, based on a calendar 2020 test year.

Texas

West Texas Service Area

In March 2019, Texas Gas Service made Gas Reliability Infrastructure Program (GRIP) filings for all customers in the West Texas service area. The Texas Railroad Commission (RRC) and the cities agreed to an increase of $4.1 million, and new rates became effective in July 2019.

Central Texas Service Area

In March 2019, Texas Gas Service made GRIP filings for all customers in the Central Texas service area. The RRC and the cities agreed to an increase of $5.5 million, and new rates became effective in June 2019.

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ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

July 29, 2019

2019 FINANCIAL GUIDANCE UPDATED

ONE Gas updated its 2019 financial guidance, with net income expected to be in the range of $180 million to $190 million, compared with its previously announced range of $174 million to $190 million. Earnings per diluted share is expected to be approximately $3.39 to $3.57, compared with its previously announced range of $3.27 to $3.57 per diluted share.

Capital expenditures, including asset removal costs, are still expected to be approximately $450 million in 2019, with about 70% of these expenditures targeted for system integrity and replacement projects.

Additional information is available in the guidance table on the ONE Gas website.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Tuesday, July 30, 2019, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 888-208-1711, pass code 1661802, or log on to www.onegas.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 1661802.

LINK TO EARNINGS TABLES

http://www.onegas.com/~/media/OGS/Earnings/2019/Q2_2019_OGS_Mm32_o982Cfg_2dF.pdf

NON-GAAP INFORMATION

ONE Gas has disclosed net margin in this news release, which is considered a non-GAAP financial metric used to measure the company's financial performance. Net margin is comprised of total revenues less cost of natural gas. Cost of natural gas includes commodity purchases, fuel, storage, transportation and other gas purchase costs recovered through our cost of natural gas regulatory mechanisms and does not include an allocation of general operating costs or depreciation and amortization. In addition, these regulatory mechanisms provide a method of recovering natural gas costs on an ongoing basis without a profit. Therefore, although our revenues will fluctuate with the cost of natural gas that we pass through to our customers, net margin is not affected by fluctuations in the cost of natural gas. Accordingly, we routinely use net margin in the analysis of our financial performance. We believe that net margin provides investors a more relevant and useful measure to analyze our financial performance as a 100% regulated natural gas utility than total revenues because the change in the cost of natural gas from period to period does not impact our operating income. A reconciliation of net margin to the most

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ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

July 29, 2019

directly comparable GAAP measure is included as a table at the end of the earnings tables accompanying this release.

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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

ONE Gas, headquartered in Tulsa, Oklahoma, provides natural gas distribution services to more than 2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information, visit the website at www.onegas.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•	conservation and energy storage efforts of our customers;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•
our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

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ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

July 29, 2019

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the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility and counterparty creditworthiness;

•	our ability to generate sufficient cash flows to meet all our liquidity needs;

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;

•	population growth rates and changes in the demographic patterns of the markets we serve;

•	acts of nature and the potential effects of threatened or actual terrorism and war;

•	cyber attacks or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or company information;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;

•	changes in accounting standards;

•	changes in corporate governance standards;

•	discovery of material weaknesses in our internal controls;

•	our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;

•	our ability to attract and retain talented employees, management and directors;

•	declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement with ONEOK, Inc.; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

July 29, 2019

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2019	2018	2019	2018
	(Thousands of dollars, except per share amounts)

Total revenues	$290,560	$292,521	$951,560	$930,985

Cost of natural gas	82,588	94,159	447,664	444,578

Operating expenses
Operations and maintenance	101,482	102,995	209,757	205,660
Depreciation and amortization	44,943	39,757	88,789	78,647
General taxes	14,656	14,567	30,840	30,767
Total operating expenses	161,081	157,319	329,386	315,074
Operating income	46,891	41,043	174,510	171,333
Other expense, net	(865)	(2,194)	(436)	(4,358)
Interest expense, net	(15,399)	(12,003)	(31,185)	(24,355)
Income before income taxes	30,627	26,846	142,889	142,620
Income taxes	(6,157)	(6,427)	(24,759)	(31,366)
Net income	$24,470	$20,419	$118,130	$111,254

Earnings per share
Basic	$0.46	$0.39	$2.23	$2.11
Diluted	$0.46	$0.39	$2.22	$2.10

Average shares (thousands)
Basic	52,890	52,692	52,858	52,648
Diluted	53,215	52,899	53,210	52,898
Dividends declared per share of stock	$0.50	$0.46	$1.00	$0.92

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ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

July 29, 2019

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2019	2018
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$6,241,105	$6,073,143
Accumulated depreciation and amortization	1,840,457	1,789,431
Net property, plant and equipment	4,400,648	4,283,712
Current assets
Cash and cash equivalents	11,114	21,323
Accounts receivable, net	169,801	295,421
Materials and supplies	50,344	44,333
Natural gas in storage	88,235	107,295
Regulatory assets	38,372	54,420
Other current assets	18,946	20,495
Total current assets	376,812	543,287
Goodwill and other assets
Regulatory assets	424,304	437,479
Goodwill	157,953	157,953
Other assets	86,889	46,211
Total goodwill and other assets	669,146	641,643
Total assets	$5,446,606	$5,468,642

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ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

July 29, 2019

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	June 30,	December 31,
(Unaudited)	2019	2018
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 52,734,222 shares at June 30, 2019; issued 52,598,005 and outstanding 52,564,902 shares at December 31, 2018	$527	$526
Paid-in capital	1,725,843	1,727,492
Retained earnings	387,077	320,869
Accumulated other comprehensive loss	(4,984)	(4,086)
Treasury stock, at cost: 33,103 shares at December 31, 2018	—	(2,145)
Total equity	2,108,463	2,042,656
Long-term debt, excluding current maturities, and net of issuance costs of $11,159 and $11,457, respectively	1,285,811	1,285,483
Total equity and long-term debt	3,394,274	3,328,139
Current liabilities
Notes payable	293,000	299,500
Accounts payable	67,578	174,510
Accrued taxes other than income	37,312	47,640
Regulatory liabilities	46,534	48,394
Customer deposits	58,831	61,183
Other current liabilities	75,098	67,664
Total current liabilities	578,353	698,891
Deferred credits and other liabilities
Deferred income taxes	673,939	652,426
Regulatory liabilities	508,877	520,866
Employee benefit obligations	168,387	178,720
Other deferred credits	122,776	89,600
Total deferred credits and other liabilities	1,473,979	1,441,612
Commitments and contingencies
Total liabilities and equity	$5,446,606	$5,468,642

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ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

July 29, 2019

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended
	June 30,
(Unaudited)	2019	2018
	(Thousands of dollars)
Operating activities
Net income	$118,130	$111,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	88,789	78,647
Deferred income taxes	9,401	30,546
Share-based compensation expense	4,911	4,080
Provision for doubtful accounts	3,557	4,071
Changes in assets and liabilities:
Accounts receivable	122,063	130,730
Materials and supplies	(6,011)	3,548
Natural gas in storage	19,060	49,672
Asset removal costs	(24,324)	(25,774)
Accounts payable	(109,340)	(68,428)
Accrued taxes other than income	(10,328)	(6,393)
Customer deposits	(2,352)	438
Regulatory assets and liabilities	25,948	105,967
Other assets and liabilities	1,667	(18,401)
Cash provided by operating activities	241,171	399,957
Investing activities
Capital expenditures	(184,349)	(175,834)
Other investing expenditures	(3,583)	—
Other investing receipts	598	—
Cash used in investing activities	(187,334)	(175,834)
Financing activities
Repayments of notes payable, net	(6,500)	(172,215)
Issuance of common stock	2,536	2,390
Dividends paid	(52,687)	(48,272)
Tax withholdings related to net share settlements of stock compensation	(7,395)	(7,859)
Cash used in financing activities	(64,046)	(225,956)
Change in cash and cash equivalents	(10,209)	(1,833)
Cash and cash equivalents at beginning of period	21,323	14,413
Cash and cash equivalents at end of period	$11,114	$12,580

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ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

July 29, 2019

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2019	2018	2019	2018

Financial (in millions)
Net margin	$208.0	$198.4	$503.9	$486.4
Operating costs	$116.1	$117.6	$240.6	$236.4
Depreciation and amortization	$45.0	$39.8	$88.8	$78.7
Operating income	$46.9	$41.0	$174.5	$171.3
Capital expenditures	$101.0	$89.2	$184.3	$175.8
Asset removal costs	$13.2	$18.4	$24.3	$25.8

Net margin on natural gas sales	$176.1	$166.0	$429.6	$411.6
Transportation revenues	$24.1	$24.1	$59.1	$57.6
Other revenues	$7.8	$8.3	$15.2	$17.2

Volumes (Bcf)
Natural gas sales
Residential	13.4	15.6	79.1	76.6
Commercial and industrial	5.1	5.9	24.4	23.9
Wholesale and public authority	0.4	0.4	1.5	1.2
Total sales volumes delivered	18.9	21.8	105.0	101.7
Transportation	51.4	51.8	117.0	116.7
Total volumes delivered	70.3	73.6	222.0	218.4

Average number of customers (in thousands)
Residential	2,022	2,008	2,024	2,013
Commercial and industrial	160	159	161	159
Wholesale and public authority	3	3	3	3
Transportation	12	12	12	12
Total customers	2,197	2,182	2,200	2,187

Heating Degree Days
Actual degree days	581	858	6,412	6,120
Normal degree days	639	664	5,948	5,975
Percent colder (warmer) than normal weather	(9.1)%	29.2%	7.8%	2.4%

Statistics by State
Oklahoma
Average number of customers (in thousands)	885	877	886	880
Actual degree days	188	337	2,265	2,207
Normal degree days	191	191	1,966	1,966
Percent colder (warmer) than normal weather	(1.6)%	76.4%	15.2%	12.3%

Kansas
Average number of customers (in thousands)	641	642	644	644
Actual degree days	342	486	3,093	2,975
Normal degree days	396	419	2,924	2,947
Percent colder (warmer) than normal weather	(13.6)%	16.0%	5.8%	1.0%

Texas
Average number of customers (in thousands)	671	663	670	663
Actual degree days	51	35	1,054	938
Normal degree days	52	54	1,058	1,062
Percent colder (warmer) than normal weather	(1.9)%	(35.2)%	(0.4)%	(11.7)%

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ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

July 29, 2019

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Reconciliation of total revenues to net margin (non-GAAP)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2019	2018	2019	2018
	(Thousands of dollars)
Total revenues	$290,560	$292,521	$951,560	$930,985
Cost of natural gas	82,588	94,159	447,664	444,578
Net margin	$207,972	$198,362	$503,896	$486,407

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ONE Gas Announces Second-quarter 2019 Financial Results;
Updates 2019 Financial Guidance

July 29, 2019

ONE Gas, Inc.
EARNINGS GUIDANCE
	Updated	Previous
	2019	2019
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars, except per share amounts)
Total revenues	$1,656	$1,588	$68
Cost of natural gas	694	643	51
Operating expenses
Operations and maintenance	425	413	12
Depreciation and amortization	182	182	—
General taxes	60	60	—
Total operating expenses	667	655	12
Operating income	295	290	5
Other income (expense), net	(6)	(9)	3
Interest expense	(65)	(65)	—
Income before income taxes	224	216	8
Income taxes	(39)	(34)	(5)
Net income*	$185	$182	$3
Earnings per share, diluted*	$3.48	$3.42	$0.06
*Represents midpoint of guidance range.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Reconciliation of total revenues to net margin (non-GAAP)
	Updated	Previous
	2019	2019
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars)
Total revenues	$1,656	$1,588	$68
Cost of natural gas	694	643	51
Net margin	962	945	17